EXHIBIT 11

                    CATALINA LIGHTING, INC. AND SUBSIDIARIES

                                   EXHIBIT 11
          SCHEDULE OF COMPUTATION OF DILUTED EARNINGS (LOSS) PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                             JUNE 30,                    JUNE 30,
                                                              --------------------------------   --------------------------------
                                                                  1998              1997              1998             1997
                                                              --------------    --------------   ---------------   --------------
Net income (loss)                                                 $ 833             $ 822             $ 988          $ (4,144)

Interest on convertible subordinate notes, net of
  income taxes                                                      103                99                 -                 -

                                                              --------------    --------------   ---------------   --------------
Net income (loss) for diluted earnings (loss) per share           $ 936             $ 921             $ 988          $ (4,144)
                                                              ==============    ==============   ===============   ==============
Weighted average number of common shares
  outstanding during the period                                   7,126             7,069             7,114             7,067

Add:  common equivalent shares determined
          using the Treasury Stock method
          representing shares issuable upon exercise
          of stock options and warrants and shares
          issuable under contractual agreements                     345               297               443                 -

Shares issuable upon conversion of convertible
  subordinated notes                                              1,040             1,040                 -                 -

                                                              --------------    --------------   ---------------   --------------
Weighted average number of shares
  used in calculation of diluted earnings (loss) per share        8,511             8,406             7,557             7,067
                                                              ==============    ==============   ===============   ==============

Diluted earnings (loss) per share                                $ 0.11            $ 0.11            $ 0.13           $ (0.59)
                                                              ==============    ==============   ===============   ==============


NOTE
----
Subordinated notes convertible into 1,040,000 common shares were not included for the nine months ended June 30, 1998 and 1997 because their effect is anti-dilutive.